                                                                                Exhibit 10.2

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Award Agreement”) is entered into as of March 2, 2012 (the “Grant Date”), by and between Great Plains Energy Incorporated (the “Company”) and ______________________ (the “Grantee”).  All capitalized terms in this Award Agreement that are not defined herein shall have the meanings ascribed to such terms in the Company’s Amended Long-Term Incentive Plan, as amended as of May 3, 2011 (the “Plan”).

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries in a key capacity, and the Company desires to (i) encourage the Grantee to acquire a proprietary and vested long-term interest in the growth and performance of the Company, (ii) provide the Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders, and (iii) encourage the Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and

WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Restricted Stock as approved on February 7, 2012, pursuant to the terms and conditions of the Plan and this Award Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.	Restricted Stock Award. The Company hereby grants to the Grantee an Award of ________ shares of Restricted Stock subject to the restrictions provided herein.

2.	Terms and Conditions. The Award of Restricted Stock is subject to the following terms and conditions:

a.
The Restricted Stock granted hereunder will be held in book entry and may not be sold, transferred, pledged, hypothecated or otherwise transferred other than as provided in the Plan.  The restrictions will terminate on March 3, 2015 (the “Restriction Period”). If Grantee’s employment terminates for any reason before the end of the Restriction Period, the Restricted Stock (and any additional shares attributable to reinvested dividends) will be forfeited.

b.
Dividends with respect to the Restricted Stock shall be paid and reinvested during the period under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan.  Such reinvested dividends shall be subject to the same restrictions as the Restricted Stock.

c.
No Company common stock will be released from the restrictions under this or any other outstanding awards of restricted stock until the Grantee (or the Grantee’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or the Grantee and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the applicable withholding taxes, the Grantee or the Grantee’s successor may elect to have the Company retain that number of shares (valued at their Fair Market Value) that would satisfy the applicable withholding taxes, subject to the Committee’s continuing authority to require cash payment notwithstanding Grantee’s election.

To the extent the Grantee elects to have shares withheld to cover the applicable minimum withholding requirements, and has not already done so, the Grantee must complete a withholding election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than thirty (30) days from the Grant Date of the Award).  The Grantee may elect on such form to deliver additional shares for withholding above the minimum required withholding rate, but not to exceed Grantee’s individual marginal tax rate.  To the extent no withholding election is made before the date specified, the Grantee is required to pay the Company the amount of federal, state and local income and employment tax withholdings by cash or check at the time the Grantee recognizes income with respect to such shares, or must make other arrangements satisfactory to the Company to satisfy the tax withholding obligations after which the Company will release or deliver, as applicable, to the Grantee the full number of shares.

d.
The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that the Grantee reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives.  The Company may, in its discretion, (i) seek repayment from the Grantee; (ii) reduce the amount that would otherwise be payable to the Grantee  under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any Grantee, whether or not such Grantee engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

e.
Except as otherwise specifically provided herein, the Award of Restricted Stock is subject to and governed by the applicable terms and conditions of the Plan, which are incorporated herein by reference.

3.
Amendment.  This Agreement may be amended only in the manner provided by the Company evidencing both parties’ agreement to the amendment.  This Agreement may also be amended, without prior notice to Grantee and without Grantee’s consent prior to any Change in Control by the Committee if the Committee in good faith determines the amendment does not materially adversely affect any of Grantee’s rights under this Agreement.

4.
Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

GREAT PLAINS ENERGY INCORPORATED

By: ________________________________	By: ________________________________
Michael J. Chesser	________________________ Grantee

Dated: March ____, 2012